EXHIBIT 5.5

Gowling Lafleur Henderson LLP    |    Barristers & Solicitors    |    Patent & Trade Mark Agents    |

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50 Queen Street North

Kitchener, ON

Canada N2H 6M2

Telephone (519) 576-6910

Facsimile (519) 576-6030

www.gowlings.com

Daniel C. Schmidt

Direct (519) 575-7507

Direct Fax (519) 571-5007

dan.schmidt@gowlings.com

September 23, 2003

DOMINO’S PIZZA NS CO.

30 Frank Lloyd Wright Drive

Ann Arbor, MI 48106

Ladies and Gentlemen:

We are acting as Ontario counsel for Domino’s Pizza NS Co., (the “Guarantor”), a company with unlimited liability incorporated and organized under the laws of the Province of Nova Scotia, in connection with (i) the proposed issuance by Domino’s, Inc., a Delaware corporation (“Domino’s US”) of up to $403,000,000 aggregate principal amount of its new 8¼% Senior Subordinated Notes due 2011 (the “Exchange Notes”) registered with the Securities and Exchange Commission of the United States of America under the Securities Act of 1933 of the United States of America, as amended (the “Securities Act”), in exchange for a like principal amount of the outstanding 8¼% Senior Subordinated Notes due 2011 of Domino’s US (the “Original Notes”), which have not been so registered (the “Exchange Offer”), and (ii) the guarantees of the Exchange Notes to be given by Domino’s Pizza LLC, Domino’s Pizza International, Inc., Domino’s Pizza International Payroll Services, Inc., Domino’s Pizza PMC, Inc., Domino’s Franchise Holding Co., Domino’s Pizza-Government Services Division, Inc. and the Guarantor (collectively, with the Guarantor, the “Subsidiary Guarantors”) pursuant to a Notation of Subsidiary Guarantee (the “Guarantee”) and an Indenture, dated as of June 25, 2003 (the “Indenture”) by and among Domino’s U.S., the Subsidiary Guarantors and BNY Midwest Trust Company, as indenture trustee.

In connection with the opinions set out below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	the opinion of Stewart McKelvey Stirling Scales of even-date herewith, together with the Officer’s Certificate referred to therein;

2.	the Indenture; and

3.	the Guarantee.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.

In stating our opinions, we have assumed:

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a.	the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as notarial, certified, telecopies, conformed or reproduction copies thereof and the authenticity of the originals of such documents;

b.	the completeness and accuracy of all statements of fact set forth in official public records and certificates and other documents supplied by public officials;

c.	the completeness and accuracy of all statements of fact set forth in the Officer’s Certificate;

d.	that the Indenture and the Guarantee have been physically delivered by the Guarantor to the other parties thereto or their lawful representatives and that no such delivery was subject to any condition or escrow which has not been satisfied; and

e.	that the Indenture and Guarantee are governed by the laws of the Province of Ontario.

The opinions hereinafter expressed are limited to the laws of the Province of Ontario as of the date of this opinion letter and we express no opinion as to the laws of any other jurisdiction. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the Province of Nova Scotia, we have relied upon the opinion of Stewart McKelvey Stirling Scales, Nova Scotia Counsel of the Company, dated the date hereof.

Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the indenture, the Guarantee will constitute a valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the prospectus included therein.

Yours truly,

GOWLING LAFLEUR HENDERSON LLP

/s/    Daniel C. Schmidt

Daniel C. Schmidt

DCS:das

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